Filed Pursuant to Rule 424(b)(3)

Registration No. 333-35026-18

SUPPLEMENT

To Prospectus Supplement dated June 14, 2001

$298,062,031 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-10A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

 Master Servicer

On June 29, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-10A (the “Certificates”) were issued in an original aggregate principal amount of approximately $298,062,031.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A Statement to Certificateholders November 25, 2003

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
IA1 IA2 IIA1 IIA2 B1 B2 B3 B4 B5 B6 R	210,508,000.00 336,559.00 73,337,000.00 335,372.00 7,526,000.00 3,762,000.00 2,257,000.00 902,000.00 1,052,000.00 1,062,605.00 100.00	31,263,442.58 55,017.86 11,473,051.04 39,206.72 7,412,182.98 3,705,106.61 2,222,866.98 888,358.89 1,036,090.49 375,831.13 0.00	2,482,642.58 8,478.08 1,442,110.51 25.73 4,179.67 2,089.28 1,253.46 500.94 584.24 211.93 0.00	162,830.43 0.00 64,535.91 0.00 39,555.11 19,772.30 11,862.33 4,740.73 5,529.10 2,005.62 0.00	2,645,473.01 8,478.08 1,506,646.42 25.73 43,734.78 21,861.58 13,115.79 5,241.67 6,113.34 2,217.55 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	28,780,800.00 46,539.78 10,030,940.53 39,180.99 7,408,003.31 3,703,017.33 2,221,613.52 887,857.95 1,035,506.25 375,619.20 0.00
TOTALS	301,078,636.00	58,471,155.28	3,942,076.42	310,831.53	4,252,907.95	0.00	0.00	54,529,078.86

IA3 IIA3	38,055,358.00 7,594,054.00	0.00 0.00	0.00 0.00	38,574.27 13,204.66	38,574.27 13,204.66	0.00 0.00	0.00 0.00	0.00 0.00

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE
								CURRENT
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL	CLASS	PASS-THRU RATE
IA1	86358RDE4	148.51427300	11.79357830	0.77351184	12.56709013	136.72069470	IA1	6.250000%
IA2	86358RDF1	163.47166470	25.19047180	0.00000000	25.19047180	138.28119290	IA2	0.000000%
IIA1	86358RDH7	156.44287386	19.66416011	0.87999114	20.54415125	136.77871375	IIA1	6.750000%
IIA2	86358RDJ3	116.90516799	0.07672078	0.00000000	0.07672078	116.82844722	IIA2	0.000000%
B1	86358RDL8	984.87682434	0.55536407	5.25579458	5.81115865	984.32146027	B1	6.403800%
B2	86358RDM6	984.87682350	0.55536417	5.25579479	5.81115896	984.32145933	B2	6.403800%
B3	86358RDN4	984.87681879	0.55536553	5.25579530	5.81116083	984.32145326	B3	6.403800%
B4	N/A	984.87681818	0.55536585	5.25579823	5.81116408	984.32145233	B4	6.403800%
B5	N/A	984.87689163	0.55536122	5.25579848	5.81115970	984.32153042	B5	6.403800%
B6	N/A	353.68846373	0.19944382	1.88745583	2.08689965	353.48901991	B6	6.403800%
R	86358RDP9	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	6.250000%
TOTALS		194.20559378	13.09317882	1.03239318	14.12557200	181.11241496

IA3 86358RDG9		0.00000000	0.00000000	1.01363571	1.01363571	0.00000000	IA3	6.250000%
IIA3 86358RDK0		0.00000000	0.00000000	1.73881566	1.73881566	0.00000000	IIA3	6.820000%

Class IA3 and IIA3 factors and balances can be found on Page Two.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A

November 25, 2003

Beginning Class IA3 Balance	7,687,256.65
Approximate Class IA3 Ending Balance	7,219,355.83
IA3 Factor	0.1897066855
Beginning Class IIA3 Balance	2,065,776.99
Approximate Class IIA3 Ending Balance	1,826,722.26
IIA3 Factor	0.2405463874
Total Scheduled Principal Amounts	32,946.60
Group 1 Scheduled Principal Amounts	24,576.97
Group 2 Scheduled Principal Amounts	8,369.63
Total Unscheduled Principal Amounts	3,909,129.82
Group 1 Unscheduled Principal Amounts	2,473,118.83
Group 2 Unscheduled Principal Amounts	1,436,010.99
Total Net Liquidation Proceeds	0.00
Group 1 Net Liquidation Proceeds	0.00
Group 2 Net Liquidation Proceeds	0.00
Total Insurance Proceeds	0.00
Group 1 Insurance Proceeds	0.00
Group 2 Insurance Proceeds	0.00
Aggregate Advances	0.00
Group 1 Aggregate Advances	0.00
Group 2 Aggregate Advances	0.00
Ending Principal Balance	54,529,078.58
Group 1 Ending Principal Balance	40,239,667.68
Group 2 Ending Principal Balance	14,289,410.90
Group 1 Weighted Average Net Rate	7.366154%
Group 2 Weighted Average Net Rate	7.698441%
Ending Non-Ap Pool Principal Balance	54,443,356.05
Group 1 Ending Non-Ap Pool Principal Balance	40,193,126.24
Group 2 Ending Non-Ap Pool Principal Balance	14,250,229.81
Current Period Realized Losses	0.00
Group 1 Current Period Realized Losses	0.00
Group 2 Current Period Realized Losses	0.00
Fraud Loss Limit	6,051,032.00
Bankruptcy Loss Loss Limit	150,034.00
Special Hazard Loss Loss Limit	6,769,191.00

Class IA3 and IIA3 factors and balances can be found on Page Two.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
November 25, 2003

Bankruptcy Losses	0.00
Group 1 Bankruptcy Losses	0.00
Group 2 Bankruptcy Losses	0.00
Fraud Losses	0.00
Group 1 Fraud Losses	0.00
Group 2 Fraud Losses	0.00
Special Hazard Losses	0.00
Group 1 Special Hazard Losses	0.00
Group 2 Special Hazard Losses	0.00
Servicing Fees	18,272.24
Master Servicing Fee (including Retained Interest)	786.87
Trustee Fees	292.36
Class 2A1 Insurance Premium	669.26

Sec. 4.03(ix)Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage
1 Month	1	1,462,502.21	3.63%
2 Month	2	1,065,203.95	2.65%
3 Month	1	226,429.96	0.56%
Total	4	2,754,136.12	6.84%

Group 2
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	0	0.00	0.00%
3 Month	1	1,817,417.70	12.72%
Total	1	1,817,417.70	12.72%

Group Totals
Category	Number	Principal Balance	Percentage
1 Month	1	1,462,502.21	2.68%
2 Month	2	1,065,203.95	1.95%
3 Month	2	2,043,847.66	3.75%
Total	5	4,571,553.82	8.38%

Class IA3 and IIA3 factors and balances can be found on Page Two.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
November 25, 2003

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage
2	1,852,685.45	4.60%
Group 2
Number	Principal Balance	Percentage
0	0.00	0.00%
Group Totals
Number	Principal Balance	Percentage
2	1,852,685.45	3.40%

Sec. 4.03(x)Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%
Group 2
Number	Principal Balance	Percentage
0	0.00	0.00%
Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

Class IA3 and IIA3 factors and balances can be found on Page Two.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
November 25, 2003

Aggregate Outstanding Interest Shortfalls Class ia1 shortfall	0.00
Class ia2 shortfall	0.00
Class ia3 shortfall	0.00
Class iia1 shortfall	0.00
Class iia2 shortfall	0.00
Class iia3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00
Sec. 4.03(viv)Aggregate Outstanding Prepayment Interest Shortfalls Class ia1 shortfall	0.00
Class ia2 shortfall	0.00
Class ia3 shortfall	0.00
Class iia1 shortfall	0.00
Class iia2 shortfall	0.00
Class iia3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00

Class IA3 and IIA3 factors and balances can be found on Page Two.